Exhibit 12.1

[Letterhead of Freshfields Bruckhaus Deringer US LLP]

AeroClean Technologies, Inc.

10455 Riverside Drive

Palm Beach Gardens, Florida 33410

October 8, 2021

Ladies and Gentlemen:

We are acting as counsel to AeroClean Technologies, Inc., a Delaware corporation (the Company), in connection with the preparation and filing with the Securities and Exchange Commission (the Commission) of an offering statement on Form 1-A (as amended from time to time, the Offering Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), under the Securities Act of 1933, as amended (the Securities Act). The Offering Statement relates to the offering of 2,500,000 shares of the Company’s common stock (including up to 375,000 shares that may be sold pursuant to the exercise of the underwriters’ option to purchase additional shares), $0.01 par value per share (the Shares).

This opinion is confined to the laws of the State of New York and the General Corporation Law of the State of Delaware. Accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing, and subject also to the qualifications set forth below, and having considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed below, we are of the opinion that when the price at which the Shares to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the offering circular included in the Offering Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and further consent to the reference to our name under the caption “Legal Matters” in the offering circular included in the Offering Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

 /s/ Freshfields Bruckhaus Deringer US LLP